EXHIBIT 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cybex International, Inc.:

We consent to the use of our report dated March 21, 2005, with respect to the consolidated balance sheets of Cybex International, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and other comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2004 and the related financial statement schedule, incorporated herein by reference.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002.

Philadelphia, Pennsylvania

June 1, 2005

/s/ KPMG LLP